OriginOil Secures First Institutional Financing

Rodman & Renshaw acted as the exclusive placement agent for the transaction

Los Angeles, CA — July 7, 2011 — OriginOil, Inc. (OOIL), the developer of a breakthrough technology to extract oil from algae and an emerging leader in the global algae oil services industry, today announced it has entered into a definitive convertible notes purchase agreement with certain institutional investors, for an aggregate purchase price of $1.0 million. The closing of the sale of the Notes is anticipated to occur on or about July 11, 2011, subject to customary closing conditions.

“This financing represents our first institutional investment round,” commented Riggs Eckelberry, OriginOil’s CEO. “We are pleased to be working with the premier Wall Street investment firm, Rodman & Renshaw, for this and future financings.”

The Company has commercialized its unique, patent-pending algae harvesting technology and recently signed its first order from MBD Energy, for a large-scale algae extraction system to be installed at the first of three commercial ‘CO2 to Energy’ power station projects in Australia. The purchase order followed recent successful trials of OriginOil’s extraction system at MBD research facilities.

The new system on order is one of the largest next-generation extraction systems of its kind.  The equipment is expected to process up to 1100 liters (300 gallons) per minute of algae culture continuously, enough to process the daily harvest at MBD’s upcoming one hectare (2.5 acre) site at Queensland’s Tarong power station.

The company discussed its path to commercialization in a presentation to the National Algae Association, documented in this video.

OriginOil recently announced its intention to up-list its shares to trade on a senior U.S. securities exchange. The successful IPO of US algae producer Solazyme points to strong institutional investor demand for algae stocks.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM - News), acted as the exclusive placement agent for this transaction. For more information, please visit www.rodm.com.

A summary of the transaction will be included in the Company’s Current report on Form 8-K to be filed with the Securities and Exchange Commission.

About OriginOil, Inc. (web address: www.originoil.com)

OriginOil helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As a pioneer and the emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world’s most successful algae growers and refiners, just as pioneers like Schlumberger and Halliburton have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Press Contact OriginOil:	Josh Seidenfeld Antenna Group – a Beckerman Company 415-977-1953 josh@antennagroup.com

OriginOil Investor Relations:	Tom Becker Toll-free: 877-999-OOIL(6645) Ext. 641 International: +1-323-939-6645 Ext. 641 Fax: 323-315-2301 ir@originoil.com www.originoil.com

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.